Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of AmBase Corporation and subsidiaries on Form S-8 (file Nos. 333-22553, 33-27417, 33-32224 and 33-17829) of our report dated March 28, 2012, with respect to our audit of the consolidated financial statements and financial statement schedule of AmBase Corporation and subsidiaries as of December 31, 2011 and 2010, and for the years ended December 31, 2011 and 2010, which report is included in this Annual Report on Form 10-K of AmBase Corporation and subsidiaries for the year ended December 31, 2011.

/s/ Marcum LLP New Haven, Connecticut March 28, 2012